Exhibit 3.1

CERTIFICATE OF DESIGNATIONS
OF
SERIES A NONCUMULATIVE CONVERTIBLE PREFERRED STOCK
OF
FIRST FOUNDATION INC.

FIRST FOUNDATION INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103, 141 and 151 thereof, does hereby certify that:

In accordance with the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Corporation’s Bylaws, as amended (the “Bylaws”) and applicable law, the Board of Directors of the Corporation (the “Board”) duly adopted the following resolution on July 1, 2024, creating a series of Preferred Stock of the Corporation designated as “Series A Noncumulative Convertible Preferred Stock”:

RESOLVED, that pursuant to the Delaware General Corporation Law (the “DGCL”) and the Certificate of Incorporation and Bylaws of the Corporation, the Board hereby establishes a series of Preferred Stock, par value $0.001 per share, of the Corporation and fixes and determines the designation, powers, preferences, redemption rights, qualifications, privileges, limitations, restrictions and special or relative rights thereof as follows:

Section I                Designation and Amount.

A series of Preferred Stock designated as the “Series A Noncumulative Convertible Preferred Stock” (“Series A Preferred Stock”) is hereby established. The total number of authorized shares of Series A Preferred Stock shall be 29,811.

Section II               Definitions.

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Adjustment Event” has the meaning specified in Section VIII(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (as used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise); provided, that Mubadala, members of the Mubadala Group and other direct or indirect owners of Fortress Investment Group LLC shall not be deemed Affiliates of Fortress Investment Group LLC or of any of its Affiliates. As used in this definition, “Mubadala” means Mubadala Investment Company PJSC, and “Mubadala Group” means any Person controlling, controlled by or under common control with Mubadala that is not also controlled by Fortress Investment Group LLC.

“Applicable Conversion Rate” means, for each share of Series A Preferred Stock, the number of shares of Common Stock equal to the product of (a) one thousand (1,000) multiplied by (b) the quotient of (i) the Base Price divided by (ii) the then-applicable Conversion Price, subject to adjustment pursuant to Section VIII for any applicable event occurring subsequent to the initial determination of the Applicable Conversion Rate.

“Base Price” means $4.10.

“BHC Act” means the Bank Holding Company Act of 1956 (as amended) and its implementing regulations.

“Board” means the Board of Directors of the Corporation.

“Business Day” means any day, other than a Saturday, Sunday or other day on which banking institutions in the city of New York, New York are required or authorized by Law to be closed.

“Certificate of Designations” means this Certificate of Designations of Series A Preferred Stock of the Corporation, dated July 5, 2024.

“Charter” means the Certificate of Incorporation of the Corporation, as amended, supplemented and/or restated from time to time.

“Charter Amendment Approval” means the approval of the proposal to amend the Charter in a manner to increase the total authorized number of shares of Common Stock to at least 200,000,000 by the affirmative vote of a majority of votes cast by the holders of shares of Common Stock, at the meeting of the Corporation’s stockholders at which a vote is taken with respect to such Charter amendment proposal.

“Class of Voting Security” shall be interpreted in a manner consistent with how “class of voting shares” is defined in 12 C.F.R. Section 225.2(q)(3) or any successor provision.

“Closing” has the meaning set forth in the Investment Agreement.

“Closing Date” means the date that any shares of Series A Preferred Stock are first issued.

“Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the NYSE on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the NYSE on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on the NYSE shall be such closing sale price and last reported sale price as reflected on the website of the NYSE (http://www.nyse.com) and as reported by Bloomberg Professional service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the NYSE and as reported by Bloomberg Professional service, the closing sale price and last reported sale price on the website of the NYSE shall govern.

“Common Stock” means the common stock, $0.001 par value per share, of the Corporation authorized by the Corporation on or after the date hereof.

“Conversion Date” means the date on which any shares of Series A Preferred Stock shall become convertible into any shares of Common Stock or Series B Preferred Stock, as applicable, pursuant to Section III; provided, however, that if a Conversion Date would otherwise occur on or after an Ex-Date for an issuance, dividend or distribution that results in an adjustment of the Conversion Price pursuant to Section VIII and on or before the Record Date for such issuance, dividend or distribution, such Conversion Date shall instead occur on the first calendar day after the Record Date for such issuance, dividend or distribution.

“Conversion Price” means, for each share of Series A Preferred Stock, the Base Price, as the same may be adjusted from time to time in accordance with the terms of this Certificate of Designations.

“Convertible Transfer” means a transfer by the Holder that is both (i) to a Person who is not an affiliate of the Holder for purposes of the BHC Act and (ii) (A) to the Corporation; (B) in a widespread public distribution; (C) in which no transferee (or group of associated transferees) would receive 2% or more of the outstanding securities of any Class of Voting Securities of the Corporation; or (D) to a purchaser that would control more than 50% of every Class of Voting Securities of the Corporation without any transfer from the Holder.

“Corporation” has the meaning set forth in the Preamble.

“Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date of the issuance, dividend or distribution in question and the day before the Ex-Date with respect to the issuance or distribution, giving rise to an adjustment to the Conversion Price pursuant to Section VIII.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Dividend Parity Stock” has the meaning specified in Section IV(c) with respect to dividends prior to the receipt of the Stockholder Approvals.

“Dividend Payment Date” means, with respect to the period between Closing and the Stockholder Approvals Date, August 16, November 16, February 16 and May 16 of each year, commencing February 16, 2025; provided, however, that if any such date is not a Business Day, then such date shall nevertheless be a Dividend Payment Date but dividends on the Series A Preferred Stock, when, as and if declared, shall be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per share of Series A Preferred Stock). Each Dividend Payment Date “relates” to the Dividend Period most recently ending before such Dividend Payment Date, and vice versa (with the words “related” and “relating” having correlative meanings).

“Dividend Period” means, with respect to the period between Closing and the Stockholder Approvals Date, each period from and including a Dividend Payment Date (except that the initial Dividend Period shall commence on November 16, 2024) and continuing to, but excluding, the next succeeding Dividend Payment Date.

“Dividend Rate” means, with respect to dividends for the period between Closing and the Stockholder Approvals Date, 13%.

“Dividend Record Date” has the meaning specified in Section IV(a) with respect to dividends for the period between Closing and the Stockholder Approvals Date.

“Exchange Property” means the Preferred Exchange Property or the NVCE Exchange Property, as applicable.

“Ex-Date” means, when used with respect to any issuance, dividend or distribution giving rise to an adjustment to the Conversion Price pursuant to Section VIII, the first date on which the applicable Common Stock or other securities trade without the right to receive the issuance, dividend or distribution.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Government Entity” means any (a) federal, state, local, municipal, foreign or other government; (b) governmental entity of any nature (including any governmental agency, branch, department, official, committee or entity and any court or other tribunal), whether foreign or domestic; or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, whether foreign or domestic, including any arbitral tribunal and self-regulatory organizations.

“Holder” means the Person in whose name any shares of Series A Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of such shares of Series A Preferred Stock for the purpose of making payment and settling conversion and for all other purposes.

“Investment Agreements” means the investment agreements, by and between the Corporation and the investor parties thereto, dated as of July 2, 2024 (as amended, supplemented or restated from time to time).

“Junior Stock” means, prior to the Stockholder Approvals Date, the Common Stock and any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Stock either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Law” means, with respect to any Person, any legal, regulatory and administrative laws, statutes, rules, Orders and regulations applicable to such Person.

“Liens” means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements, or other restrictions on title or transfer of any nature whatsoever.

“Liquidation Preference” has the meaning specified in Section VII(a)(i)(1) with respect to the period between Closing and the Stockholder Approvals Date.

“NVCE Exchange Property” has the meaning specified in Section VIII(i)(ii)(1).

“NYSE” means the New York Stock Exchange.

“NYSE Limit” means a number of shares of Common Stock equal to 19.9% of the shares of Common Stock outstanding immediately prior to the execution of the Investment Agreements.

“NYSE Share Issuance Amount” means (a) the total number of shares of Common Stock issued upon conversion or exchange of any shares of Series A Preferred Stock plus (b) the total number of shares of Common Stock issued at the Closing plus (c) the total number of shares of Common Stock issued upon conversion of any shares of Series B Preferred Stock plus (d) the total number of shares of Common Stock issued upon conversion of any shares of Series C NVCE Stock.

“Order” means any applicable order, injunction, judgment, decree, ruling, or writ of any Government Entity.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Sections 13(d)(3) and 14(d) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Preferred Exchange Property” has the meaning specified in Section VIII(i)(i).

“Preferred Stock” has the meaning set forth in the Charter.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or a duly authorized committee of the Board or by Law, contract or otherwise).

“Reorganization Event” has the meaning specified in Section VIII(i)(iii).

“Series A NVCE Dividend Amount” has the meaning specified in Section V(a).

“Series A Preferred Liquidation Amount” has the meaning specified in Section VII(a)(i) and applies solely during the period between Closing and the Stockholder Approvals Date.

“Series A Preferred Stock” has the meaning specified in Section I.

“Series B Preferred Stock” means the Series B Noncumulative Convertible Preferred Stock, par value $0.001 per share, of the Corporation, issued pursuant to the Investment Agreements.

“Series C NVCE Stock” means the Series C Non-Voting Common Equivalent Stock, par value $0.001 per share, of the Corporation, issuable upon conversion of a Warrant.

“Share Issuance Approval” means the approval, by the affirmative vote of a majority of votes cast by holders of shares of Common Stock at the meeting of the Corporation’s stockholders at which a vote is taken with respect to such issuance, that is required under applicable NYSE rules as a result of the NYSE Share Issuance Amount exceeding the NYSE Limit.

“Stockholder Approvals” means the Charter Amendment Approval and Share Issuance Approval.

“Stockholder Approvals Date” means the day that is the second Business Day after the date on which the Stockholder Approvals are obtained; provided, that, if the Charter Amendment Approval and the Share Issuance Approval are not obtained on the same date, the Stockholder Approvals Date shall mean the day that is the second Business Day after the later of the two approvals are obtained.

“Subject Series A Share” means a share of Series A Preferred Stock that is automatically converted pursuant to Section III(a).

“Trading Day” means a day on which the shares of Common Stock:

(i)            are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii)           have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Warrant” has the meaning set forth in the Investment Agreements.

Section III             Conversion.

(a)            Conversion upon Convertible Transfer. The shares of Series A Preferred Stock shall not be convertible into any other class of capital stock of the Corporation, except in accordance with this Section III. On the terms and in the manner set forth in this Section III, upon the consummation of any Convertible Transfer of shares of Series A Preferred Stock, each outstanding share of Series A Preferred Stock subject to such Convertible Transfer (each, a “Subject Series A Share”) shall automatically convert into a number of shares of Common Stock equal to the Applicable Conversion Rate; provided that, if at that time of the Convertible Transfer, (A) the Stockholder Approvals are required for the conversion of the Subject Series A Shares into Common Stock and (B) the Stockholder Approvals have not yet been obtained, then (1) the maximum number of Subject Series A Shares that can convert into Common Stock without receipt of the Stockholder Approvals shall so convert into Common Stock based on the Applicable Conversion Rate and (2) each other Subject Series A Share shall automatically convert into one share of the Series B Preferred Stock.

(b)            On the Conversion Date, the Corporation shall effect the conversion of the Subject Series A Shares by delivering the shares of Common Stock or Series B Preferred Stock, as applicable, so converted pursuant to Section III(a).

(c)            The shares of Common Stock or Series B Preferred Stock, as applicable, issuable upon conversion of the Subject Series A Shares pursuant to Section III(a) shall be allocated among the applicable Holders in such Convertible Transfer on a pro rata basis of the aggregate dollar amount invested by the Holders on the Closing Date.

(d)            Prior to the close of business on any applicable Conversion Date, the shares of Common Stock or Series B Preferred Stock, as applicable, issuable upon conversion of any shares of Series A Preferred Stock pursuant to Section III(a) shall not be deemed outstanding for any purpose, and the Holders shall have no rights with respect to the Common Stock and Series B Preferred Stock, as applicable (including voting rights, rights to respond to tender offers for the Common Stock or Series B Preferred Stock, as applicable, and rights to receive any dividends or other distributions on the Common Stock or Series B Preferred Stock, as applicable) by virtue of holding shares of Series A Preferred Stock, except as otherwise expressly set forth in this Certificate of Designations.

(e)            Effective immediately prior to the close of business on any applicable Conversion Date, the rights of the Holders with respect to the shares of the Series A Preferred Stock so converted shall cease and the Persons entitled to receive shares of Common Stock or Series B Preferred Stock, as applicable, upon the conversion of such shares of Series A Preferred Stock shall be treated for all purposes as having become the record and beneficial owners of such shares of Common Stock or Series B Preferred Stock, as applicable. In the event that the Holders shall not by written notice to the Corporation designate the name in which shares of Common Stock or Series B Preferred Stock, as applicable, and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holders and in the manner shown on the records of the Corporation.

(f)            No fractional shares of Common Stock or Series B Preferred Stock, as applicable, shall be issued upon any conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any Subject Series A Share, the Corporation shall pay an amount in cash (rounded to the nearest cent) equal to the fractional share of Common Stock, that otherwise would be issuable hereunder, multiplied by the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the applicable Conversion Date, in the case of Common Stock.

(g)            All shares of Common Stock or Series B Preferred Stock, as applicable, which may be issued upon conversion of the shares of Series A Preferred Stock will, upon issuance by the Corporation, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than transfer restrictions imposed under applicable securities Laws) and not issued in violation of any preemptive right or Law.

(h)            Effective immediately prior to the Conversion Date, dividends or distributions shall no longer be declared on any Subject Series A Shares and such shares shall cease to be outstanding, in each case, subject to the rights of a Holder to receive any declared and unpaid dividends or distributions on such shares and any other payments to which they are otherwise entitled pursuant to Section IV or Section VIII.

Section IV             Dividend Rights Prior to the Stockholder Approvals Date.

(a)            The provisions of this Section IV shall only apply to dividends declared and payable prior to the Stockholder Approvals Date. Holders shall be entitled to receive, when, as and if declared by the Board (or a duly authorized committee of the Board), on each Dividend Payment Date, out of funds legally available therefor, non-cumulative cash dividends on the Series A Preferred Liquidation Amount per share of Series A Preferred Stock at a rate per annum equal to the Dividend Rate on each Dividend Payment Date for each Dividend Period. Such dividends shall be payable in arrears (as provided below in this Section IV(a)), but only when, as and if declared by the Board (or a duly authorized committee of the Board). Dividends on the Series A Preferred Stock shall not be cumulative; Holders shall not be entitled to receive any dividends not declared by the Board (or a duly authorized committee of the Board) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared. Dividends on the Series A Preferred Stock shall not be declared or set aside for payment if and to the extent such dividends would cause the Corporation to fail to comply with the capital adequacy rules of the Federal Reserve Board (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) applicable to the Corporation. Dividends that are payable on the Series A Preferred Stock on any Dividend Payment Date will be payable to Holders as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date or such other record date fixed by the Board (or a duly authorized committee of the Board) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day. Dividends payable on the Series A Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The Corporation’s determination of any dividend rate and its calculation of the amount of dividends for any Dividend Period will be maintained on file at the Corporation’s principal offices and will be available to any Holder upon request and will be final and binding in the absence of manifest error. Holders shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A Preferred Stock as specified in this Section IV (subject to the other provisions of this Certificate of Designations); provided, that the foregoing shall not limit or modify the rights of any Holder to receive any dividend or other distribution pursuant to Section VIII.

(b)            So long as any share of Series A Preferred Stock remains outstanding, no dividend shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than any dividend in connection with the implementation of a shareholders’ rights plan or the redemption or repurchase of any rights under any such plan), unless full dividends for the last preceding Dividend Period on all outstanding shares of Series A Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). The Corporation and its subsidiaries shall not purchase, redeem or otherwise acquire, directly or indirectly, for consideration any shares of Common Stock or other Junior Stock (other than (A) as a result of a reclassification of such Junior Stock for or into other Junior Stock, (B) the exchange or conversion of one share of such Junior Stock for or into another share of such Junior Stock, (C) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (D) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged) nor shall the Corporation pay or make available any monies for a sinking fund for the redemption of any shares of Common Stock or any other shares of Junior Stock during a Dividend Period, unless the full dividends for the most recently completed Dividend Period on all outstanding shares of Series A Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). The foregoing provision shall not restrict the ability of the Corporation or any affiliate of the Corporation to engage in any market-making transactions in Junior Stock in the ordinary course of business.

(c)            When dividends are not paid in full upon the shares of Series A Preferred Stock and other equity securities ranking on a parity, which, for avoidance of doubt, includes the Series B Preferred Stock with the Series A Preferred Stock as to payment of dividends (“Dividend Parity Stock”), all dividends declared and unpaid for payment on a dividend payment date with respect to the Series A Preferred Stock and the Dividend Parity Stock shall be shared ratably by the Holders and holders of any Dividend Parity Stock, in proportion to the respective amounts of the declared and unpaid dividends relating to the current dividend period. To the extent a dividend period with respect to any Dividend Parity Stock coincides with more than one Dividend Period with respect to the Series A Preferred Stock, for purposes of the immediately preceding sentence the Board shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one Dividend Period with respect to the Series A Preferred Stock, or shall treat such dividend period(s) with respect to any Dividend Parity Stock and Dividend Period(s) with respect to the Series A Preferred Stock for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Dividend Parity Stock and the Series A Preferred Stock. To the extent a Dividend Period with respect to the Series A Preferred Stock coincides with more than one dividend period with respect to any Dividend Parity Stock, for purposes of the first sentence of this paragraph the Board shall treat such Dividend Period as two or more consecutive Dividend Periods, none of which coincides with more than one dividend period with respect to such Dividend Parity Stock, or shall treat such Dividend Period(s) with respect to the Series A Preferred Stock and dividend period(s) with respect to any Dividend Parity Stock for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series A Preferred Stock and such Dividend Parity Stock. The term “dividend period” as used in this paragraph means such dividend periods as are provided for in the terms of any Dividend Parity Stock and, in the case of shares of Series A Preferred Stock, Dividend Periods applicable to shares of Series A Preferred Stock; and the term “dividend payment dates” as used in this paragraph means such dividend payment dates as are provided for in the terms of any Dividend Parity Stock and, in the case of shares of Series A Preferred Stock, Dividend Payment Dates applicable to shares of Series A Preferred Stock.

(d)           Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Board (or a duly authorized committee of the Board) may be declared and paid on any securities, including Common Stock, any other Junior Stock and any Dividend Parity Stock, from time to time out of any funds legally available for such payment. In the event such dividends are declared and paid, the Holders shall be entitled to receive the greater of the (i) dividends that would be due to the Holders on an as-converted basis or (ii) dividends such Holder receives on its shares of Series A Preferred Stock during the same period.

(e)            Notwithstanding any provision in this Certificate of Designations to the contrary, Holders shall not be entitled to receive any dividends or distributions on any shares of Series A Preferred Stock on or after the applicable Conversion Date (if prior to the Stockholder Approvals Date) in respect of such shares of Series A Preferred Stock that have been converted as provided herein, except to the extent that any such dividends or distributions have been declared by the Board or any duly authorized committee of the Board and the Record Date for such dividend occurs prior to such applicable Conversion Date.

Section V              Dividend Rights after the Stockholder Approvals Date.

(a)            The provisions of this Section V shall only apply to dividends declared and payable after the Stockholder Approvals Date. From and after the Stockholder Approvals Date to (but excluding) the applicable Conversion Date, (i) the Holders shall be entitled to receive, when, as and if declared by the Board or any duly authorized committee of the Board (but only out of assets legally available therefor under the DGCL) all cash dividends or distributions (including regular quarterly dividends or distributions) declared and paid or made in respect of the shares of Common Stock, at the same time and on the same terms as holders of Common Stock, in an amount per share of Series A Preferred Stock equal to the product of (x) the Applicable Conversion Rate then in effect and (y) any per share dividend or distribution, as applicable, declared and paid or made in respect of each share of Common Stock (the “Series A NVCE Dividend Amount”), and (ii) the Board or any duly authorized committee thereof may not declare and pay any cash dividend or make any cash distribution in respect of Common Stock unless the Board or any duly authorized committee of the Board declares and pays to the Holders, at the same time and on the same terms as holders of Common Stock, the Series A NVCE Dividend Amount per share of Series A Preferred Stock. Notwithstanding any provision in this Section V(a) to the contrary, no Holder of a share of Series A Preferred Stock shall be entitled to receive any dividend or distribution made with respect to the Common Stock where the Record Date for determination of holders of Common Stock entitled to receive such dividend or distribution occurs prior to the Stockholder Approvals Date or the date of issuance of such share of Series A Preferred Stock. The foregoing shall not limit or modify the rights of any Holder to receive any dividend or other distribution pursuant to Section VIII.

(b)            Each dividend or distribution declared and paid pursuant to Section V(a) will be payable to Holders of record of shares of Series A Preferred Stock as they appear in the records of the Corporation at the close of business on the same day as the Record Date for the corresponding dividend or distribution to the holders of shares of Common Stock.

(c)            Except as set forth in this Certificate of Designations, the Corporation shall have no obligation to pay, and the holders of shares of Series A Preferred Stock shall have no right to receive, dividends or distributions at any time, including with respect to dividends or distributions with respect to Common Stock or any other class or series of authorized Preferred Stock. To the extent the Corporation declares dividends or distributions on the Series A Preferred Stock and on any Common Stock and the Series C NVCE Stock, but does not make full payment of such declared dividends or distributions, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series A Preferred Stock and the holders of any Common Stock and Series C NVCE Stock then outstanding. For purposes of calculating the allocation of partial dividend payments, the Corporation will allocate dividend payments on a pro rata basis among the Holders and the holders of any Common Stock and Series C NVCE Stock so that the amount of dividends or distributions paid per share on the shares of Series A Preferred Stock and such Common Stock and Series C NVCE Stock shall in all cases bear to each other the same ratio that payable dividends or distributions per share on the shares of the Series A Preferred Stock and such Common Stock and Series C NVCE Stock (but without, in the case of any noncumulative Preferred Stock, accumulation of dividends or distributions for prior dividend periods) bear to each other. The foregoing right shall not be cumulative and shall not in any way create any claim or right in favor of Holders in the event that dividends or distributions have not been declared or paid in respect of any prior calendar quarter.

(d)            No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on shares of Series A Preferred Stock that may be in arrears.

(e)            Following the Stockholder Approvals Date, Holders shall not be entitled to any dividends or distributions, whether payable in cash, securities or other property, other than dividends or distributions (if any) declared and payable on shares of Series A Preferred Stock as specified in this Certificate of Designations.

(f)            Notwithstanding any provision in this Certificate of Designations to the contrary, Holders shall not be entitled to receive any dividends or distributions on any shares of Series A Preferred Stock on or after the applicable Conversion Date (if such date is after the Stockholder Approvals Date) in respect of such shares of Series A Preferred Stock that have been converted as provided herein, except to the extent that any such dividends or distributions have been declared by the Board or any duly authorized committee of the Board and the Record Date for such dividend occurs prior to such applicable Conversion Date.

Section VI             Voting.

(a)            Notwithstanding any stated or statutory voting rights, except as set forth in Section VI(b), the Holders shall not be entitled to vote (in their capacity as Holders) on any matter submitted to a vote of the stockholders of the Corporation.

(b)           So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote, given in person or by proxy, at a meeting called for that purpose by holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting as a single and separate class, amend, alter or repeal (including by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions, other than a Reorganization Event pursuant to which the Series A Preferred Stock is treated in accordance with Section VIII(i)) any provision of (i) this Certificate of Designations or (ii) the Charter, in either case, that would alter, modify or change the preferences, rights, privileges or powers of the Series A Preferred Stock so as to, or in a manner that would, significantly and adversely affect the preferences, rights, privileges or powers of the Series A Preferred Stock; provided, that any such amendment or alteration to any provision of this Certificate of Designations or the Charter that alters, modifies or changes the preferences, rights, privileges or powers of a particular Holder so as to, or in a manner that would, significantly and adversely affect the preferences, rights, privileges or powers of such Holder in a manner disproportionate from any other Holder shall require the prior written consent of such significantly and adversely affected Holder; provided, further, that neither (x) any increase in the amount of the authorized or issued Series A Preferred Stock or any securities convertible into Series A Preferred Stock nor (y) the creation and issuance, or an increase in the authorized or issued amount, of any series of Preferred Stock, or any securities convertible into Preferred Stock, ranking equal with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, in either case, will, in and of itself, be deemed to significantly and adversely affect the preferences, rights, privileges or powers of the Series A Preferred Stock or any Holder and the Holders will have no right to vote their shares of Series A Preferred Stock or consent to such action solely by reason of such an increase, creation or issuance.

(c)            Notwithstanding the foregoing, the Corporation shall not, without the unanimous (x) written consent or (y) affirmative vote (whether given in person or by proxy at a meeting called for that purpose), in each case, of all of the holders of the outstanding shares of Series A Preferred Stock, amend, alter or repeal (including by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions, other than a Reorganization Event pursuant to which the Series A Preferred Stock is treated in accordance with Section VIII(i)) the definitions of Applicable Conversion Rate, Base Price, Conversion Price, Dividend Rate or, if prior to the Stockholder Approvals Date, Series A Preferred Liquidation Amount under this Certificate of Designations.

(d)           Notwithstanding the foregoing, the Holders shall not have any voting rights set out in Section VI(b) if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series A Preferred Stock shall have been converted into shares of Common Stock.

Section VII            Rank; Liquidation.

(a)            The following provisions apply during the period between Closing and the Stockholder Approvals Date:

(i)            In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation, or proceeds thereof (whether capital or surplus), available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation and subject to the rights of any securities ranking senior to the Series A Preferred Stock, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock, in full an amount per share equal to the Base Price multiplied by the Applicable Conversion Rate, together with an amount equal to all dividends (if any) that have been declared but not paid prior to the date of payment of such distribution (but without any amount in respect of dividends that have not been declared prior to such payment date) (the “Series A Preferred Liquidation Amount”). The rights of the Series A Preferred Stock pursuant to this Section VII(a) shall rank pari passu with the rights of the Series B Preferred Stock. Thereafter, the Series A Preferred Stock will participate with the Common Stock on an as-converted basis as if Series A Preferred Stock was converted immediately prior to such liquidation, dissolution or winding up.

(1)            If in any distribution described in Section VII(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of the Series A Preferred Stock and all holders of any stock of the Corporation ranking equally with the Series A Preferred Stock as to such distribution, the amounts paid to the holders of the Series A Preferred Stock and to the holders of all such other stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of the Series A Preferred Stock and the holders of all such other stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock other than the Series A Preferred Stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).

(b)            After the Stockholder Approvals Date, the Series A Preferred Stock shall, consistent with the requirements of 12 C.F.R. Section 217.20(b)(1) (or any successor regulation) with respect to common equity tier 1 capital, rank equally with, and have identical rights, preferences and privileges as, the Common Stock with respect to dividends or distributions (including regular quarterly dividends) declared by the Board and rights upon any liquidation, dissolution, winding up or similar proceeding of the Corporation, as provided in the Charter.

(c)            For purposes of this Section VII, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or Person or the merger, consolidation or any other business combination of any other corporation or Person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section VIII          Adjustments.

(a)            The Conversion Price shall be subject to the adjustments described in this Section VIII (each such event set forth in clauses (b) through (j), an “Adjustment Event”).

(b)            Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the Ex-Date for such dividend or distribution by the following fraction:

OS0
OS1

Where,

OS0=	the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1=	the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution, plus (y) the total number of shares of Common Stock issued in such dividend or distribution.

The adjustment pursuant to this clause (b) shall become effective at 9:00 a.m., New York City time on the Ex-Date for such dividend or distribution. For the purposes of this clause (b), the number of shares of Common Stock at the time outstanding shall not include shares held in treasury by the Corporation. If any dividend or distribution described in this clause (b) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(c)            Subdivisions, Splits and Combinations of Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the effective date of such share subdivision, split or combination by the following fraction:

OS0
OS1

Where,

OS0=	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1=	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

The adjustment pursuant to this clause (c) shall become effective at 9:00 a.m., New York City time on the effective date of such subdivision, split or combination. For the purposes of this clause (c), the number of shares of Common Stock at the time outstanding shall not include shares held in treasury by the Corporation. If any subdivision, split or combination described in this clause (c) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(d)            Issuance of Stock Purchase Rights. If the Corporation issues to all or substantially all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date immediately preceding the Ex-Date for such issuance, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the Ex-Date for such issuance by the following fraction:

OS0 + Y
OS0 + X

Where,

OS0=	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X=	the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price on the date immediately preceding the Ex-Date for the issuance of such rights or warrants.

Any adjustment pursuant to this Section VIII(d) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Date for such issuance. For the purposes of this Section VIII(d), the number of shares of Common Stock at the time outstanding shall not include shares held in treasury by the Corporation. The Corporation shall not issue any such rights or warrants in respect of shares of the Common Stock held in treasury by the Corporation. In the event that such rights or warrants described in this Section VIII(d) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be reasonably determined by the Board).

(e)            Debt or Asset Distributions. If the Corporation distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (b) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the Ex-Date for such distribution by the following fraction:

SP0 - FMV
SP0

Where,

SP0=	the Current Market Price per share of Common Stock on such date.

FMV=	the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as reasonably determined by the Board; provided that, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall receive on the date on which such distribution is made to holders of Common Stock, for each share of Series A Preferred Stock, the amount of such distribution such Holder would have received had such holder owned a number of shares of Common Stock equal to the Applicable Conversion Rate on the Ex-Date for such distribution.

In a “spin-off”, where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, if a Holder did not participate in such distribution with respect to such shares of Series A Preferred Stock as provided for in (x) prior to the Stockholder Approvals Date, Section IV or (y) after the Stockholder Approvals Date, Section V, the Conversion Price with respect to such share held by such Holder will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such 15th Trading Day by the following fraction:

MP0
MP0 + MPs

Where,

MP0=	the average of the Closing Prices of the Common Stock over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPs=	the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as reasonably determined by the Board.

Any adjustment pursuant to this clause (e) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Date for such distribution. In the event that such distribution described in this clause (e) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(f)            Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of Common Stock, excluding any (i)(x) prior to the Stockholder Approvals Date, regular quarterly cash dividend on the Common Stock not in excess of $0.05 per share, which per share amount shall be adjusted accordingly in the event that the Corporation subdivides, splits or combines the shares of Common Stock and (y) after the Stockholder Approvals Date, cash dividend on the Common Stock to the extent a corresponding cash dividend is paid on the Series A Preferred Stock pursuant to Section V(a), (ii) cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (e) above, (iii) dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding-up, and (iv) consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 - DIV
SP0

Where,

SP0=	the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

DIV	the amount per share of Common Stock of the cash distribution, as determined pursuant to the introduction to this clause (f).

In the event that any distribution described in this clause (f) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to pay such distribution, to the Conversion Price which would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “DIV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive on the date on which the relevant cash dividend or distribution is distributed to holders of Common Stock, for each share of Series A Preferred Stock, the amount of cash such Holder would have received had such holder owned a number of shares of Common Stock equal to the Applicable Conversion Rate on the Ex-Date for such distribution.

(g)            Self-Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time prior to the commencement of the offer by the following fraction:

OS0 x SP0
AC + (SP0 x OS1)

Where,

SP0=	the Closing Price per share of Common Stock on the Trading Day immediately succeeding the commencement of the tender or exchange offer.

OS0=	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1=	the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer (after giving effect to such tender offer or exchange offer).

AC=	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as reasonably determined by the Board.

Any adjustment made pursuant to this clause (g) shall become effective immediately prior to 9:00 a.m., New York City time, on the Trading Day immediately following the expiration of the tender or exchange offer. In the event that the Corporation or one of its subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(h)            Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series A Preferred Stock, the Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of Common Stock as described in clause (e) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(i)            Reorganization Events.

(i)            Upon the occurrence of a Reorganization Event prior to an applicable Conversion Date, if such date is prior to the Stockholder Approvals Date, each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of any Holders, be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation and subject to the rights of any securities ranking senior to the Series A Preferred Stock, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock, in full, the greater of the (1) amount per share equal to two times the Series A Preferred Liquidation Amount or (2) amount equal to the distribution amount of such assets or proceeds of the Corporation as was receivable by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock was convertible immediately prior to such Reorganization Event (assuming the conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock into shares of Common Stock) (such payment, the “Preferred Exchange Property”).

(ii)

(1)            Upon the occurrence of a Reorganization Event prior to an applicable Conversion Date, if such date is after the Stockholder Approvals Date, each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, automatically convert into the types and amounts of securities, cash, and other property that is or was receivable in such Reorganization Event by a holder (other than the counterparty to the Reorganization Event or an Affiliate of such other party) of the number of shares of Common Stock into which such share of Series A Preferred Stock was convertible immediately prior to such Reorganization Event in exchange for such shares of Series A Preferred Stock (such securities, cash, and other property, the “NVCE Exchange Property”); provided that, to the extent receipt of any NVCE Exchange Property would be prohibited by Law or would require the Holder to obtain any consent, authorization, approval, license or permit of any Governmental Entity to acquire or hold the NVCE Exchange Property, then the portion of the Series A Preferred Stock of such Holder that such Holder is prohibited by Law or requires such action to acquire or hold shall instead either (A) convert into a substantially identical non-voting security (with commensurate voting powers and conversion rights as the Series A Preferred Stock hereunder) of the entity surviving such Reorganization Event or other entity in which holders of shares of Common Stock receive securities in connection with such Reorganization Event or (B) if proper provision is not made to give effect to the foregoing subclause (A), remain outstanding without any alterations to the terms thereof and be convertible into the NVCE Exchange Property.

(2)            In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the Corporation shall ensure that the Holders of the Series A Preferred Stock have the same opportunity to elect the form of consideration in accordance with the same procedures and pro ration mechanics that apply to the election to be made by the holders of the Common Stock. The amount of NVCE Exchange Property receivable upon conversion of any Series A Preferred Stock shall be determined based upon the Conversion Price in effect on the date on which such Reorganization Event is consummated.

(3)            The Corporation shall not enter into any definitive agreement for a transaction constituting a Reorganization Event unless such definitive agreement provides for the conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section VIII(i)(ii).

(iii)            A “Reorganization Event” shall mean:

(1)            any consolidation, merger, conversion, tender or exchange offer or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which all or substantially all of the Common Stock outstanding will be converted into cash, securities, or other property of the Corporation or another Person;

(2)            any sale, transfer, lease, or conveyance to another Person of all or substantially all of the property and assets of the Corporation and its subsidiaries, taken as a whole, in each case pursuant to which all of the Common Stock outstanding will be converted into cash, securities, or other property of the Corporation or another Person;

(3)            any reclassification of the Common Stock into securities other than the Common Stock; or

(4)            any statutory exchange of all of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition).

(iv)            The provisions of this Section VIII(i) shall similarly apply to successive Reorganization Events or any series of transactions that results in a Reorganization Event and the provisions of Section VIII(i) shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(v)            The Corporation (or any successor) shall, at least twenty days prior to the occurrence of any Reorganization Event, use reasonable best efforts to provide written notice to the Holders of the anticipated occurrence of such event and of the type and amount of the cash, securities or other property that constitutes the Exchange Property; provided, that no such notice shall be required if the anticipated occurrence of any Reorganization Event is disclosed in any registration statement, prospectus, report, schedule or proxy statement filed with or furnished by the Corporation to the U.S. Securities and Exchange Commission. Failure to deliver such notice shall not affect the operation of this Section VIII.

(j)            No adjustment to the Conversion Price shall be made with respect to a share of Series A Preferred Stock if the Holder thereof has participated in the transaction that would otherwise give rise to an adjustment with respect to such share of Series A Preferred Stock, as a result of holding such share of Series A Preferred Stock at the time of such transaction (including pursuant to (x) prior to the Stockholder Approvals Date, Section IV or (y) after the Stockholder Approvals Date, Section V), without having to convert such share of Series A Preferred Stock, as if they held the full number of shares of Common Stock into which each such share of the Series A Preferred Stock held by them may then be converted.

(k)            Notwithstanding anything to the contrary herein, an Adjustment Event shall not allow the Holder to acquire a higher percentage of any Class of Voting Securities of the Corporation than the Holder (together with its affiliates for purposes of the BHC Act) beneficially owned immediately prior to such Adjustment Event.

Section IX             Reports as to Adjustments.

Whenever the number of shares of Common Stock into which the shares of the Series A Preferred Stock are convertible is adjusted as provided in Section VIII, the Corporation shall promptly, but in any event within ten days thereafter, compute such adjustment and furnish to the Holders a notice stating the number of shares of Common Stock into which each share of the Series A Preferred Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective. Amounts resulting from any calculation hereunder will be rounded to the nearest 1/10,000th.

Section X              Reservation of Stock.

(a)            The Corporation shall, following the Charter Amendment Approval and the filing and acceptance of the Charter Amendment (as defined in the Investment Agreements), reserve and keep available out of its authorized and unissued Common Stock and shares of Series B Preferred Stock, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding.

(b)            Following the approval of the applicable supplemental listing application, the Corporation hereby covenants and agrees that, for so long as shares of the Common Stock are listed on the NYSE or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed that number of shares of Common Stock issuable upon conversion of shares of all the Series A Preferred Stock.

Section XI             Exclusion of Other Rights.

The shares of Series A Preferred Stock shall not have any voting powers except as expressly described herein, and, except as may otherwise be required by Law, shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth herein (as this Certificate of Designations may be amended from time to time) and in the Charter. The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

Section XII            Severability of Provisions.

If any voting powers, preferences or relative, participating, optional or other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as this Certificate of Designations may be amended from time to time) are invalid, unlawful or incapable of being enforced by reason of any rule of Law, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences or relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences or relative, participating, optional or other special rights of Series A Preferred Stock or qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special rights of Series A Preferred Stock or qualifications, limitations and restrictions thereof unless so expressed herein.

Section XIII          Cancellation of Series A Preferred Stock.

Any shares of Series A Preferred Stock that have been duly converted in accordance with this Certificate of Designations, or reacquired by the Corporation, shall be cancelled promptly thereafter and revert to authorized but unissued shares of Preferred Stock undesignated as to series. Such shares may be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock. The Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock solely in accordance with the foregoing.

Section XIV          Additional Authorized Shares.

Notwithstanding anything set forth in the Charter or this Certificate of Designations to the contrary, the Board or any authorized committee of the Board, without the vote of the Holders, may increase or decrease the number of authorized shares of Series A Preferred Stock or other stock ranking junior or senior to, or on parity with, the Series A Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section XV           Determinations.

The Corporation shall have the sole right to make all calculations called for hereunder. Absent fraud or manifest error, such calculations shall be final and binding on all Holders. The Corporation shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board, shall be final and conclusive unless clearly inconsistent with the intent hereof. Amounts resulting from any calculation will be rounded, if necessary, to the nearest one ten-thousandth, with five one-hundred thousandths being rounded upwards.

Section XVI          No Redemption.

The Corporation may not, at any time, redeem the outstanding shares of the Series A Preferred Stock, other than as otherwise expressly set forth in Section VIII with the prior approval of the Federal Reserve Board.

Section XVII         Maturity.

The Series A Preferred Stock shall be perpetual, unless converted in accordance with this Certificate of Designations.

Section XVIII       Repurchases.

Subject to the limitations imposed herein, the Corporation may purchase and sell shares of Series A Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board or any duly authorized committee of the Board may determine; provided that any repurchase of shares of Series A Preferred Stock by the Corporation shall require prior approval of the Federal Reserve Board.

Section XIX          No Sinking Fund.

Shares of Series A Preferred Stock are not subject to the operation of a sinking fund.

Section XX           Notices.

All notices, demands or other communications to be given hereunder shall be in writing and shall be deemed to have been given (a) on the date of delivery if delivered personally to the recipient, or if by email, upon delivery (provided that no auto-generated error or non-delivery message is generated in response thereto), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to (i) if to the Corporation, First Foundation, Inc., 200 Crescent Court, Suite 1400, Dallas, Texas, Attention: Chief Executive Officer, Email: skavanaugh@ff-inc.com; with a copy to: General Counsel, Email: edorsett@ff-inc.com or (ii) if to any Holder or holder of Common Stock, as the case may be, to such Holder or holder at the address listed in the stock record books of the Corporation, or, in each case, such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

Section XXI          Taxes.

(a)            The Corporation and each Holder shall bear their own costs, fees and expenses in connection with any conversion contemplated by Section III, except that the Corporation shall pay any and all transfer taxes, stamp taxes or duties, documentary taxes, or other similar taxes imposed upon the issuance of shares of Common Stock on account of any conversion contemplated by Section III; provided that the Corporation shall not be required to pay any such tax to the extent such tax is payable because a Holder requests Common Stock to be registered in a name other than such registered holder’s name (including in connection with any Convertible Transfer) and no such Common Stock will be so registered unless and until the registered holder making such request has paid such taxes to the Corporation or has established to the satisfaction of the Corporation that such taxes have been paid or are not payable.

(b)            Notwithstanding anything herein to the contrary, the Corporation and any applicable withholding agent shall be entitled to deduct and withhold from any consideration otherwise payable on or with respect to the Series A Preferred Stock (including upon conversion of any Series A Preferred Stock) such amounts as it is required to deduct or withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable tax Law. If the Holder is deemed for U.S. federal income tax purposes to have received a distribution with respect to the Series A Preferred Stock, the Corporation and any applicable withholding agent may satisfy any resulting applicable withholding obligations (including with respect to backup withholding) required by applicable Tax Law imposed in connection with such deemed distribution by withholding from any other payments due with respect to the Series A Preferred Stock, including any payments upon conversion, repurchase or redemption of the Series A Preferred Stock. If any amounts are so deducted or withheld and subsequently paid to the applicable Government Entity, such deducted or withheld amounts shall be treated for all purposes hereunder as having be paid to the person to which such amounts would have otherwise been payable.

(c)            The Corporation and each Holder each agree that there shall be no deemed distribution on the Series A Preferred Stock pursuant to Section 305(c) of the Code in respect of a difference between the “issue price” and the “redemption price” of the Series A Preferred Stock and except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, neither the Corporation nor Holder shall take any position inconsistent therewith.

Section XXII         No Stock Certificates.

Notwithstanding anything to the contrary contained in this Certificate of Designations, no shares of Series A Preferred Stock shall be issued in physical, certificated form. All shares of Series A Preferred Stock shall be evidenced by book-entry on the record books maintained by the Corporation or its transfer agent.

Section XXIII        Transfers.

The shares of Series A Preferred Stock are subject to the restrictions on transfer set forth in the Investment Agreements. Any purported transfer in violation of such restrictions shall be null and void.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by the undersigned on this 5th day of July, 2024.

FIRST FOUNDATION INC.

By:	/s/ Scott F. Kavanaugh
	Name:	Scott F. Kavanaugh
	Title:	Chief Executive Officer

[Signature Page to Certificate of Designations]